AGREEMENT TO ASSIGN
CONTRACT FOR THE OPTION TO PURCHASE MINING HOLDINGS

Amendment No. 1
20th November 2007

This is Amendment No. 1 to the Agreement to Assign dated for reference 25th September 2007 between Minera Farellón Limitada, a Chilean company with an office at Baldomero Lillo 3260, Vallenar, Huasco, III Region, Chile (“Farellón”), and Minera Polymet Limitada, a Chilean company wholly owned by Red Lake Exploration, Inc., a Nevada corporation with a registered office at 711 South Carson Street, Suite 4, Carson City, Nevada 89701 (“Polymet”).

Whereas the parties have agreed to amend the payment terms described in the Agreement to Assign, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree that:

1.	Paragraph 2 of the Agreement to Assign is amended as follows:

2.
Polymet will pay 250,000 usd to Farellón on the later of the date that the terms of this agreement have been incorporated into a Chilean agreement and recorded in the register of the Conservator of Mines at Freirina, Chile, and April 30, 2008; with the effective date of the assignment of the Purchase Agreement being the earlier of the date of the recording in the register at Freirina and April 30, 2008.  Farellón will give Polymet wire instructions and Polymet will wire the funds as instructed.

2.           All other terms of the Agreement to Assign remain effective.

3.	This amendment agreement may be signed in counterparts and delivered to the parties by any means; and the counterparts together are deemed to be one original document.

The parties’ signatures below are evidence of their agreement as of 20th November 2007.

Minera Farellón Limitada /s/ Kevin Robert Mitchell Kevin Robert Mitchell	Minera Polymet Limitada /s/ Kevin Robert Mitchell Kevin Robert Mitchell